SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 13, 2009

Obagi Medical Products, Inc.

(Exact name of registrant as specified in its charter)

001-33204
(Commission File Number)

Delaware	22-3904668
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806
 (Address of principal executive offices, with zip code)

(562) 628-1007
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities.

On April 13, 2009, Obagi Medical Products, Inc.  (the “Company”) announced that it would cease the distribution of  SoluCLENZ™ Rx Gel (“SoluCLENZ”) in the pharmacy channel.  SoluCLENZ is a form of 5% solubilized benzoyl peroxide gel for the treatment of acne and has been the Company’s only offering directly into the pharmacy channel.  The sole reason for discontinuing the product is due to the fact that distribution of a single prescription product through the pharmacy channel and the ongoing investment to support that channel has become cost-prohibitive to the organization in this current economic climate.  The Company made this decision, after discussions with and concurrence of, its Board of Directors.

The Company has a third party contracted sales force of 20 sales representatives dedicated to the pharmacy channel which will be disbanded immediately.  The Company also has various service provider contracts related to the pharmacy channel which will be terminated over the next two to three months as necessary to fully exit the pharmacy channel business and process product returns.

Estimated charges to be incurred by the Company in connection with the discontinuance of SoluCLENZ are as follows:

	Low Range	High Range
Sales force	$640,000	$640,000
Service provider contracts	173,000	593,000
Inventory	459,000	459,000
Deposits & Other	68,000	68,000
Total	$1,340,000	$1,760,000

A portion of these charges will be incurred in the quarter ended March 31, 2009 and the remaining charges will be incurred in the quarter ending June 30, 2009.

The information furnished herewith pursuant to Item 2.05 of this Current Report and in Exhibit 99.1 hereto shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in this Item 2.05 and in Exhibit 99.1 hereto shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release of Obagi Medical Products, Inc. dated April 13, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: April 13, 2009	By:	/s/ PRESTON S. ROMM
Preston S. Romm
Chief Financial Officer